DR PEPPER SNAPPLE GROUP TO WEBCAST INVESTOR EVENT

PLANO, Texas – May 25, 2010 – Dr Pepper Snapple Group, Inc., (NYSE: DPS) announced today that it will host an investor event at its Plano, Texas, offices on June 8, 2010. DPS President and CEO Larry Young, along with the company’s executive management team, will provide a business overview and articulate the company’s vision for continued growth.

The event will be webcast live beginning at approximately 9:00 a.m. (CDT). The audio and slide presentation will be accessible live through the DPS website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.

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About Dr Pepper Snapple Group
Dr Pepper Snapple Group, Inc. (NYSE: DPS) is the leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 9 of our 12 “power brands” are No. 1 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes Sunkist soda, 7UP, A&W, Canada Dry, Crush, Mott’s, Squirt, Hawaiian Punch, Peñafiel, Clamato, Schweppes, Venom Energy, Rose’s and Mr & Mrs T mixers. To learn more about our iconic brands and Plano, Texas-based company, please visit www.drpeppersnapple.com.

Media Contacts:
Tina Barry Greg Artkop	(972) 673-7931 (972) 673-8470

Investor Relations
Aly Noormohamed	(972) 673-6050